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                                   EXHIBIT 11
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                     ARCADIAN CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME PER COMMON SHARE
          (DOLLARS IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                             NINE MONTHS ENDED              THREE MONTHS ENDED
                                               SEPTEMBER 30,                   SEPTEMBER 30,
                                        ---------------------------     ---------------------------
                                           1996            1995            1996            1995
                                          ($000)          ($000)          ($000)          ($000)
                                        -----------     -----------     -----------     -----------
Net Income (Applicable to Common
  Shares).............................  $   115,900     $    55,050     $    23,236     $    19,774
Primary:
  Weighted Average Common and Common
     Equivalent Shares Outstanding:
     Weighted Average Common Shares
       Outstanding....................   33,188,471      17,695,701      35,473,796      23,712,717
     Dilution from Assumed Exercise of
       Warrants and Options and
       Assumed Conversion Of Preferred
       Stock(a).......................   13,312,908       4,826,765      10,205,926      10,125,099
                                        -----------     -----------     -----------     -----------
     Weighted Average Common and
       Common Equivalent Shares
       Outstanding....................   46,501,379      22,522,466      45,679,722      33,837,816
                                        ===========     ===========     ===========     ===========
          Net Income Per Common
            Share -- Primary..........  $      2.49     $      2.44     $      0.51     $      0.58
                                        ===========     ===========     ===========     ===========
Fully Diluted:
  Weighted Average Common and Common
     Equivalent Shares Outstanding:
     Weighted Average Common Shares
       Outstanding....................   33,188,471      17,695,701      35,473,796      23,712,717
     Dilution from Assumed Exercise of
       Warrants and Options and
       Assumed Conversion Of Preferred
       Stock..........................   13,369,449       5,186,650      10,247,270      10,291,053
                                        -----------     -----------     -----------     -----------
     Weighted Average Common and
       Common Equivalent Shares
       Outstanding....................   46,557,920      22,882,351      45,721,066      34,003,770
                                        ===========     ===========     ===========     ===========
          Net Income Per Common
            Share -- Fully Diluted....  $      2.49     $      2.41(b)  $      0.51     $      0.58
                                        ===========     ===========     ===========     ===========

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(a) For purposes of computing net income per common share, the conversion of
    12,073,108 and 2,630,952 shares of Preferred Stock for the nine months ended September 30, 1996 and 1995, and 9,181,790 and 7,807,065 shares of Preferred Stock for the three months ended September 30, 1996 and 1995, respectively, which are Common Stock equivalents because of the mandatory conversion feature, is assumed when such conversion is dilutive.

(b) Net income per common share -- fully diluted is set forth herein in accordance with Item 601 of Regulation S-K. The additional dilution arising in the fully diluted calculation is not material (less than 3%); therefore, fully diluted net income per common share is not disclosed in the statements of operations.